UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )
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Hudson Valley Holding Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CROWE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009
AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE 15,000,000 SHARES OF PREFERRED STOCK
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION & ANALYSIS
EXECUTIVE COMPENSATION – SUMMARY COMPENSATION TABLE
GRANT OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008
PENSION BENEFITS
PENSION BENEFITS IN FISCAL 2008 TABLE
DISCLOSURE REGARDING TERMINATION AND CHANGE IN CONTROL PROVISIONS
DIRECTOR COMPENSATION
TRANSACTIONS WITH RELATED PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS

HUDSON VALLEY HOLDING CORP. 21 Scarsdale Road Yonkers, New York 10707
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 28, 2009
     We will hold the annual meeting of shareholders of Hudson Valley Holding Corp. a New York corporation (the “Company”), at the Company’s headquarters at 21 Scarsdale Road, Yonkers, New York on Thursday, May 28, 2009 at 10:30 a.m., local time, for the following purposes:
1.	To elect thirteen directors of the Company.

2.	To consider and vote upon the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to authorize the issuance of up to 15,000,000 shares of preferred stock.

3.	To ratify the appointment of Crowe Horwath LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

4.	To act on such other matters as may be properly brought before the meeting or any adjournments, postponements or continuations of the meeting.
     The Board of Directors recommends that you vote:
•	FOR the election of all of the nominees for director;

•	FOR the amendment to the Amended and Restated Certificate of Incorporation; and

•	FOR the ratification of the appointment of the independent registered public accounting firm.
     The Board of Directors has fixed the close of business on April 17, 2009, as the record date for the meeting. Only shareholders of record at the close of business on this date are entitled to notice of, and to vote at, the meeting or any adjournments, postponements or continuations of the meeting.
     All shareholders are invited to attend the meeting. To ensure your representation at the meeting, however, you are urged to mark, sign and return the enclosed proxy in the accompanying envelope, whether or not you expect to attend the meeting. In the event that you attend the meeting, you may vote in person even if you have returned a proxy.
     Your vote is important.
     To vote your shares, please sign, date and complete the enclosed proxy and mail it promptly in the enclosed return envelope.
     April •, 2009

By Order of the Board of Directors

James M. Coogan
Secretary
********************
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING TO BE HELD ON MAY 28, 2009. THE COMPANY’S NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 ARE AVAILABLE AT: WWW.

Hudson Valley Holding Corp.
21 Scarsdale Road
Yonkers, New York 10707
PROXY STATEMENT
     This proxy statement is furnished to you in connection with the solicitation of proxies by the Board of Directors to be used at the 2009 annual meeting of shareholders of Hudson Valley Holding Corp. (the “Company”). Copies of this proxy statement are being mailed on or about April 28, 2009 to persons who were shareholders of record on April 17, 2009.
     The Company is a New York corporation founded in 1982. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956.
     The Company provides financial services through its wholly-owned subsidiaries, Hudson Valley Bank. N.A (“HVB”), a national banking association headquartered in Westchester County, New York, and New York National Bank (“NYNB”), a national banking association headquartered in Bronx County, New York (together with HVB, “the Banks”). Refer to Part I “Item 1- Business — General” and “Item 1 — Business — Our Market Area” in our 2008 Annual Report on Form 10-K for discussion on our Banks and banking charters.
     The Company provides investment management services through a wholly-owned subsidiary of HVB, A.R. Schmeidler & Co., Inc.
     HVB is the primary operating subsidiary of the Company.
Date, Time and Place of Meeting
     We will hold the 2009 annual meeting of shareholders on Thursday, May 28, 2009, at 10:30 a.m. local time, at 21 Scarsdale Road, Yonkers, New York, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.
Matters to be Considered at the Meeting
     At the meeting, we will ask our shareholders to consider and vote upon:
•	the election of thirteen directors, and

•	the amendment to the Amended and Restated Certificate of Incorporation to authorize the issuance of up to 15,000,000 shares of preferred stock, and

•	the ratification of the appointment of Crowe Horwath LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
     The shareholders will also consider and vote upon such other matters as may properly be brought before the meeting or any adjournment, postponement or continuation thereof.
Vote Required
     The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.
     A plurality of the votes cast by the shareholders present in person or by proxy and entitled to vote is required to elect directors. With regard to the election of directors, you may vote in favor of, or withhold your vote from, each nominee. Abstentions and broker “non-votes” will have no effect on the outcome of the election of directors.

     The affirmative vote of a majority of outstanding shares entitled to vote in person or by proxy is required to approve the amendment to the Company’s Amended and Restated Certificate of Incorporation to authorize the issuance of up to 15,000,000 shares of preferred stock. Abstentions and broker “non-votes” will have no effect on determining whether the requisite number of affirmative votes has been received.
     A majority of votes cast by the shareholders present in person or by proxy and entitled to vote is required for the ratification of the appointment of the independent registered public accounting firm. Abstentions and broker “non-votes” will have no effect on determining whether the requisite number of affirmative votes has been received.
Voting of Proxies
     Shares of our common stock represented by properly executed proxies received in time for the meeting, unless previously revoked, will be voted at the meeting as specified by the shareholders on the proxies. If a proxy is returned without any voting instructions, the shares represented thereby will be voted in favor of the nominated slate of directors, in favor of the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to authorize the issuance of up to 15,000,000 shares of preferred stock, and in favor of the ratification of the appointment of the independent registered public accounting firm, each as recommended by the Board of Directors.
Revocability of Proxies
     If you authorize a proxy, you have the power to revoke it at any time before it is voted. You can do so in one of three ways. First, you can send a written notice to our First Vice President, Shareholder Relations at the following address stating that you would like to revoke your proxy. Second, you can complete a new proxy card and send it to our First Vice President, Shareholder Relations at the following address. Third, you can attend the meeting and vote in person. You should send any written notice or new proxy card to:
Wendy Croker
First Vice President, Shareholder Relations
Hudson Valley Holding Corp.
21 Scarsdale Road
Yonkers, NY 10707
You may request a new proxy card by calling Wendy Croker at (914) 961-6100.
Record Date; Shareholders Entitled to Vote; Quorum
     Only shareholders of record at the close of business on April 17, 2009, will be entitled to receive notice of and vote at the meeting. As of the record date • shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote on each matter on which holders of common stock are entitled to vote. A majority of the outstanding shares of common stock entitled to vote must be represented in person or by proxy at the meeting in order for a quorum to be present.
Solicitation of Proxies
     This proxy solicitation is being made by the Board of Directors, the form of which is enclosed, for the meeting. The cost of any solicitation will be borne by the Company. Our officers, directors or regular employees may communicate with shareholders personally or by mail, telephone, telegram or otherwise for the purpose of soliciting proxies. We and our authorized agents will request brokers or other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by these persons and will reimburse their reasonable out-of-pocket expenses in forwarding the material.
Proposals of Shareholders and Communication with Shareholders
     Shareholders of the Company who intend to present a proposal for action at the 2010 Annual Meeting of Shareholders of the Company, must notify the Company’s management of such intention by notice, received at the Company’s principal executive offices not later than December 17, 2009 for such proposal to be included in the Company’s proxy statement relating to such meeting.

     The Board maintains active communication directly with shareholders. Oral and written inquiries from shareholders are responded to by the First Vice President, Shareholder Relations, one of the Executive Officers or the Chairman of the Board. The Board is advised of shareholder inquiries where appropriate. The Board meets with and interacts with shareholders on an ad hoc basis and believes the existing program facilitates effective open communication with the Company’s shareholders. Shareholders who wish to communicate with the Board of Directors directly may do so by writing to the Board of Directors or to any member of the Board at the Company’s offices or through the HVB website at www.hudsonvalleybank.com.
     We have adopted a service approved by the Securities and Exchange Commission (the “SEC”) referred to as “householding”, which is designed to reduce duplicate mailings to you and to save printing and postage cost. This rule allows us to send a single set of any shareholder documents, including proxy information statement, and annual report, to any household at which multiple shareholders reside, if we believe the shareholders are members of the same family. You will continue to receive individual proxy cards for each individual shareholder.
     If a shareholder of record residing at such an address wishes to receive separate documents in the future, he or she may contact Wendy Croker, First Vice President, Shareholder Relations, Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, NY 10707; telephone (914) 961-6100; email: wcroker@hvbank.com. Your continued consent to householding will be presumed unless you notify us that you wish to receive separate documents. We will begin sending separate documents within 30 days after receipt of notice revoking consent. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.
Financial Statements
     Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 are being delivered to shareholders together with this proxy statement.
Other Matters
     The Board of Directors knows of no matters that are expected to be presented for consideration at the meeting that are not described herein. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.
ELECTION OF DIRECTORS
     It is the intention of the persons named in the enclosed form of proxy to vote the shares represented by such proxy for the election of all of the nominees listed below, unless such proxy specifies otherwise. Certain information regarding each nominee is set forth in the table and text below. The number of shares, if any, beneficially owned by each nominee is listed under “Security Ownership of Certain Beneficial Owners and Management”, beginning on page 34.
Nominees for the Board of Directors
     All directors of the Company serve for a term of one year, until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified. All of the nominees are currently serving as directors. The following table contains the position with the Company, if any, and the principal occupation and certain other information about the nominees based on information obtained from each nominee. Ms. Mary-Jane Foster was appointed as a director of the Company in July 2008 based upon the recommendation of the Chairman of the Board.

			Director
Name	Age	Position with the Company and Principal Occupation	Since
William E. Griffin	76	Mr. Griffin is an attorney and is a shareholder and President of Griffin, Coogan, Blose & Sultzer, P.C., a law firm located in Bronxville, New York. Mr. Griffin has served as Chairman of the Board since 1990.	1981

			Director
Name	Age	Position with the Company and Principal Occupation	Since
James J. Landy	54	President and Chief Executive Officer of the Company since January 2001. Previously, Mr. Landy served as Executive Vice President of HVB and in various other executive capacities with HVB. He has been employed by HVB since 1977.	2000

Stephen R. Brown	53	Senior Executive Vice President, Chief Financial Officer and Treasurer of the Company since July 2004. Previously, Mr. Brown served as Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company from January 2001 to June 2004. He has been employed by HVB since 1993.	2000

James M. Coogan	66	Mr. Coogan is an attorney and is a shareholder and Vice President of Griffin, Coogan, Blose & Sulzer, P.C., a law firm located in Bronxville, New York. Mr. Coogan has served as Secretary since 1997.	1994

Mary-Jane Foster	58	Principal of Black Rock Investors, LLC, a development and investment firm, located in Bridgeport, Connecticut since 1995. Ms. Foster is also a co-owner and Chief Executive Officer of Westchester Baseball, LLC, an investor group located in Yonkers, New York since 1999. Ms. Foster was also the Co-founder, Owner and Chief Executive Officer of Bridgeport Bluefish Professional Baseball Club based in Bridgeport, Connecticut from December 2005 to October 2008.	2008

Gregory F. Holcombe	47	Vice President, BMW Machinery Co., Inc., an investment holding company, since 1994. From 2000 to January 2006, Mr. Holcombe also served as Vice President of Supply Chain Management of Precision Valve Corporation, a maker of aerosol spray valves based in Yonkers, New York.	1999

Adam W. Ifshin	43	President and Chief Executive Officer of DLC Management Corp., a company property management firm specializing in owning and operating retail shopping centers, located in Tarrytown, New York, since 1991. In addition, Mr. Ifshin is President of Delphi Commercial Properties, Inc., a specialty real estate brokerage firm, President of DLC Investment Securities Corp., a placement agent for real estate investments and co-founded DLC UrbanCore, to promote development of retail real estate in under-served, infill and multi-ethnic markets nationwide.	2008

Michael P. Maloney	47	Executive Vice President, Chief Banking Officer of HVB since October 2005. From January 2001 to October 2005, Mr. Maloney served as Executive Vice President, Strategic Relationships and Sales of HVB. He has been employed by HVB since 1999.	2006

Angelo R. Martinelli	81	Chairman of the Board of Gazette Press, Inc., a printing company located in Yonkers, New York since 1948.	1990

			Director
Name	Age	Position with the Company and Principal Occupation	Since
William J. Mulrow	53	Director of Citigroup Global Markets Inc., a financial services company based in New York City, since October 2005. Mr. Mulrow is also a Managing Director of Paladin Capital Group, a private equity investment firm, since January 2004. Previously, Mr. Mulrow was Senior Vice President of Gabelli Asset Management, Inc., an asset management and financial services company in Rye, New York from April 1999 to September 2005.	2003

John A. Pratt Jr.	78	Consultant to HVB since 1996, advising HVB on new business development and business retention. Previously, Mr. Pratt was the President and Chief Executive Officer of the Company, retiring in 1995.	1983

Cecile D. Singer	79	Principal in Cecile D. Singer Consulting, a consulting firm located in Yonkers, New York, specializing in government relations since 1995.	1994

Craig S. Thompson	55	President and principal shareholder of Thompson Pension Employee Plans, Inc., a company located in New York City and specializing in pension administration and investment and insurance sales for over 22 years.	1988
Executive Officers
     Certain information with respect to executive officers of the Company and of HVB is set forth below. All executive officers are elected by the Board of Directors and serve until their successors are duly elected by the Board of Directors. Messrs. Griffin, Landy and Brown serve as executive officers of both the Company and HVB, while the other individuals named below are executive officers of HVB only. Biographical information concerning executive officers who are also members of the Board of Directors is given under the caption “Nominees for the Board of Directors” beginning on page 3.

Name	Age	Position
William E. Griffin	76	Chairman of the Board and Director

James J. Landy	54	President, Chief Executive Officer and Director

Stephen R. Brown	53	Senior Executive Vice President, Chief Financial Officer, Treasurer and Director

Michael J. Gilfeather	51	Executive Vice President, Branch Banking of HVB since July 2005. From May 2001 to 2005, Mr. Gilfeather was President of Home Services Shop, a service company in Westchester County. Previously, he was a senior manager in Retail Banking for The Bank of New York since 1980.

Michael P. Maloney	47	Executive Vice President, Chief Banking Officer of HVB since October 2005. From January 2001 to October 2005, Mr. Maloney served as Executive Vice President, Strategic Relationships and Sales of HVB. He has been employed by HVB since 1999.

Mary B. Minieri	50	Executive Vice President and Special Assistant to the President of HVB since August 2005. From March 2002 to August 2005, Ms. Minieri served as Executive Vice President, Branch Administrator of HVB. She has been employed by HVB since 1989.

Name	Age	Position
Vincent T. Palaia	62	Executive Vice President and Chief Lending Officer of HVB since 1997. He has been employed by HVB since 1988.

Frank J. Skuthan	56	Executive Vice President, Chief Operating Officer and Marketing Director of HVB since November 2007. From August 2000 to November 2007, Mr. Skuthan served as Executive Vice President and Marketing Director of HVB. He has been employed by HVB since 2000.

Peter Tomasi	59	Executive Vice President and Chief Credit Officer of HVB since October, 2008. From March, 2006 to October, 2008, Mr. Tomasi was Senior Credit Officer of Valley National Bank, a financial institution based in New Jersey. From December, 2000 to March 2006, Mr. Tomasi served as Executive Director for Corporate Finance, Credit and Operations for Telcordia Technologies, Inc., a telecommunications and networking software provider, based in New Jersey.
The Board of Directors and Committees of the Board
     Corporate Governance
     The Company’s Board of Directors directly assumes responsibility for governance duties. It establishes the criteria for membership on the Company’s Board of Directors and finds and recruits individuals whose experience and other qualifications will enhance the goals of the Company. The Board of Directors believes that the functions of the Nominating Committee are best served by the attention of the full Board. As further discussed in this section other than Ms. Foster, Ms. Singer and Messrs. Holcombe and Mulrow, no other director would meet the standards of independence for companies listed on the New York Stock Exchange (the “NYSE”). In evaluating candidates for membership on the Board of Directors, the Board considers, in addition to other factors, the candidate’s business experience, community service, judgment, integrity and ability to make the time commitment necessary to be an effective member of the Board. It assesses the composition and effectiveness of the Company’s Board, HVB’s Board, NYNB’s Board and their Committees. The purpose of this corporate governance process is (i) to identify the individuals qualified to become members of the Board of Directors and to recommend the selection of the nominees for membership on the Board of Directors for election at the annual meeting of shareholders; (ii) to determine the composition of the Board and its committees; and (iii) to monitor a process to assess Board effectiveness and to develop and implement codes of ethics. Because the Board believes that this process functions effectively to achieve its purpose, the Board does not have a separate corporate governance or nominating committee.
     Shareholders may propose director candidates for consideration by the Company’s Board of Directors by submitting same, in writing, to the Chairman of the Board of the Company, Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, New York 10707. Also see “Proposals of Shareholders and Communication with Shareholders” on page 2. The Board of Directors has not adopted formal, specific minimum qualifications that must be met by a prospective nominee for a position on the Company’s Board. However, the Board considers those factors outlined above, as well as other factors, in evaluating a nominee for the Company’s Board.
     Although the Company’s shares are not listed on NYSE or any other stock exchange, the Company measures the independence of its Board of Directors under the independence standards of the NYSE. Under these standards, the Board of Directors believes that Ms. Foster, Ms. Singer and Messrs. Mulrow and Holcombe would meet the standards of independence for board members required for companies listed on the NYSE. The Board considered the banking relationship that exists between HVB and Ms. Singer and Messrs. Mulrow and Holcombe in determining each directors’ independence. Since these banking products and services are provided in the normal course of business and are available on the same basis as to customers in general, the Board concluded that these relationships do not affect the directors’ independence.

     The Company’s Board of Directors has adopted a code of ethics for Senior Financial Officers (including the Chief Executive Officer) in accordance with Item 406 of Regulation S-K promulgated by the SEC. This code of ethics can be found on HVB’s website at www.hudsonvalleybank.com. The Company intends to disclose waivers from its code of ethics, if any, on the HVB website at www.hudsonvalleybank.com.
     The Company’s Board of Directors convened 11 times in 2008. The Company’s Committees of the Board of Directors include the Audit Committee and the Compensation and Organization Committee. Other policy decisions for the Company and its subsidiaries continue to often be made by the full Board of Directors of the Company or HVB, or by a standing committee of the Board of Directors of HVB and/or the Board of NYNB. No director attended fewer than 75 percent of the meetings of the Board and the Committees of the Board on which he or she has served.
     The Company encourages Board members to attend the Annual Meeting of Shareholders. All Board members, with the exception of Adam W. Ifshin, were in attendance at the most recent Annual Meeting of Shareholders held May 15, 2008.
     The Compensation and Organization Committee is charged with the responsibility for: conducting performance reviews of all executive officers and certain other officers of the Company and its subsidiaries; reviewing and approving all officer promotions; reviewing salary ranges by grade, staffing levels, vacancies, recruiting programs, benefit plans, pension plans and related investment performance; approving stock option plans and all grants of stock options; and reviewing the life insurance policies on executive officers. The Compensation and Organization Committee also reviews and approves personnel policies and engages consultants as required. The Committee convened 8 times in 2008. Ms. Singer and Messrs. Griffin, Holcombe, Martinelli, Thompson and Adam W. Ifshin (since June 9, 2008), served as non-employee directors of this Committee, along with Messrs. Landy and Brown, the Company’s two employee directors. Although the Company’s shares are not listed on the NYSE, the Company measures the independence of its Compensation and Organization Committee under the independence standards of the NYSE. Under these standards, the Board of Directors believes that other than Ms. Singer and Mr. Holcombe, no other Compensation and Organization Committee members would meet the standards of independence for companies listed on the NYSE.
     The Compensation and Organization Committee oversees the Company’s compensation programs. Our compensation programs include programs designed specifically for our executive officers, including the CEO and CFO. The Committee evaluates the performance of executive officers and makes all final compensation decisions for executive officers. The Committee utilizes independent, qualified consultants to provide research, analysis and recommendations to the Committee regarding executive officers compensation. The consultants assist the Committee in designing compensation plans, analyzing industry survey and comparative data, setting performance goals and determining the mix (salary, non-equity incentive award, equity incentives) and total amount of compensation. See “Executive Compensation — Compensation Discussion and Analysis” beginning on page 11 of this Proxy Statement for more information regarding the Committee’s role in determining executive compensation.
     The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as to accounting policies and financial reporting practices of the Company and its subsidiaries, the sufficiency of auditing relative thereto and the adequacy and effectiveness of the Company’s internal controls. The Committee also has responsibility for reviewing compliance with the Company’s business ethics and conflict of interest policies. The Audit Committee has the responsibility for and authority to select and terminate the independent registered public accounting firm and approve their fees and expenses. The Audit Committee operates under a written charter adopted by the Board of Directors which can be found on HVB’s website at www.hudsonvalleybank.com. The Committee convened 6 times in 2008. During 2008, the Audit Committee members were Ms. Singer, Messrs. Mulrow, Coogan, Pratt, Thompson and Adam W. Ifshin (since August 1, 2008) and Mary-Jane Foster (since November 5, 2008). Although the Company’s shares are not listed on the NYSE, the Company measures the independence of its Audit Committee under the independence standards of the NYSE. Under these standards, the Board of Directors believes that other than Ms. Foster, Ms. Singer and Mr. Mulrow no other Audit Committee member would meet the standards of independence for companies listed on the NYSE.
     The Board of Directors is not required to designate one Committee member as a financial expert since the Company’s stock is not listed on a national exchange. The Board of Directors does not believe that any one member would meet the qualifications to be designated a financial expert, however, the Board of Directors believes that the

Audit Committee members, collectively, based upon their experience on the Company’s Board, as well as other relevant experience, possess significant understanding of the Company’s financial reporting and related systems of control and are therefore effective in fulfilling their responsibilities.
Audit Committee Report
     In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”), which consists entirely of non-employee directors, assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
     In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between them and the Company that might bear on their independence consistent with the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the firm’s independence.
     Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2008 Annual Report on Form 10-K a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. Crowe Horwath LLC (“Crowe”) has issued an audit report relative to internal control over financial reporting. During the course of fiscal 2008, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with Crowe. Management’s assessment report and the auditors’ audit report are included as part of the Company’s 2008 Annual Report on Form 10-K.
     The Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the independent auditors’ audit of the financial statements. The Committee also discussed the results of the internal audit examinations.
     The Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2008, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has responsibility for the audit of those statements.
     Based on the above-mentioned review and discussions with the independent registered public accounting firm, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC. The Committee has reappointed Crowe as the Company’s independent registered public accounting firm for the year ending December 31, 2009. In making its determination, the Committee considered qualifications, price and quality of service.
William J. Mulrow, Chairman
James M. Coogan
Mary-Jane Foster (November 5, 2008)
Adam W. Ifshin (August 1, 2008)
John A. Pratt Jr.
Cecile D. Singer
Craig S. Thompson

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     On November 14, 2007, the Company, pursuant to the approval of the Company’s Audit Committee, decided to end its relationship with Deloitte & Touche LLP (“Deloitte”) as independent registered public accounting firm and engaged Crowe Horwath LLC (“Crowe”) as our independent registered public accounting firm.
     The reports of Deloitte on our financial statements for the year ended December 31, 2006 do not contain an adverse opinion or a disclaimer of opinion and are not qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2006, there were no disagreements with Deloitte on any matters of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its audit report on the Company’s financial statements for such year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. During the year ended December 31, 2006, the Company did not consult with Crowe regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.
     We requested Deloitte to furnish a letter addressed to the SEC stating whether it agrees with the above statements. A copy of the letter is filed as Exhibit 16.1 to the Form 8-K filed on November 20, 2007.
     Crowe audited our books and records for the years ended December 31, 2007 and December 31, 2008, and Deloitte performed certain services for us in the year ended December 31, 2007.
Independent Registered Public Accounting Firms Fees
     Set forth below is a summary of the fees paid for the years ended December 31, 2008 and December 31, 2007 to the Company’s independent registered public accounting firms:

	2008		2007
Audit Fees	$214,000		$283,800
Audit-related fees[1]	87,500		120,200
Tax fees[2]	51,000		111,800
All other fees	0		0

Total	$352,500	[3]	$515,800	[3]

[1]	Audit of internal controls over financial reporting and other related matters

[2]	Tax fees

	2008	2007
Tax return preparation and review	$47,000	$98,600
Tax consulting — tax research	4,000	13,200

	$51,000	$111,800
[3]	For 2008 and 2007, the Company paid Crowe $342,500 and $252,000, respectively, and Deloitte $10,000 and $263,800, respectively.
Pre-Approval Policies
     In accordance with the procedures set forth in its charter, the Audit Committee approves in advance all audit services and permitted non-audit services (including the fees and terms of those services) to be performed for the Company by its independent registered public accounting firm. All services must be submitted to the Committee for approval in writing, generally in the form of an engagement letter, which outlines the services to be performed and the associated fees. All of the fees and services described above were pre-approved by the Audit Committee.
     The Company’s board of directors has recommended that Crowe be appointed our independent registered public accounting firm for the year ended December 31, 2009. Representatives of Crowe, the Company’s independent registered public accounting firm, are expected to attend the annual meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation
     Ratification of the appointment of Crowe requires the favorable vote of a majority of the votes cast. Abstentions and broker non-votes, if any, will have no effect on determining whether the proposal has received the requisite number of affirmative votes.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF
THE APPOINTMENT OF CROWE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2009.
AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO AUTHORIZE 15,000,000 SHARES OF PREFERRED STOCK
     Our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), as currently in effect, provides that we are authorized to issue up to 25,000,000 shares of common stock, par value $0.20 per share. At April [•], 2009, we had [•] shares of common stock outstanding.
     On March 26, 2009, our Board of Directors approved an amendment to Paragraph 5 of the Certificate of Incorporation to authorize the issuance of up to 15,000,000 shares of preferred stock and has recommended that the Company’s shareholders approve such amendment.
Purpose and Background
     Our Certificate of Incorporation does not presently authorize the issuance of shares other than common stock. Our Board of Directors has unanimously approved a resolution amending the Certificate of Incorporation to authorize the issuance of up to 15,000,000 shares of preferred stock, commonly referred to as “blank check” preferred stock because the Board has discretion to designate one or more series of the preferred stock with the rights, privileges and preferences of each series to be fixed by the Board from time to time.
     The purpose of establishing a class of “blank check” preferred stock is to provide the Company with greater flexibility with respect to future financing transactions. Recent economic developments have adversely affected the capital markets and the availability of capital for financial institutions. Furthermore, the prevalence of credit problems in the banking industry has highlighted the importance of capital conservation and augmentation. In light of these trends, the Board has concluded that the Company should have a full range of capital financing alternatives available in its Certificate of Incorporation. “Blank check” preferred stock is commonly authorized by publicly traded companies and, when authorized, is frequently used as a means of raising capital and making acquisitions. In some circumstances, companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and issuing companies. Such senior securities typically include liquidation and dividend preferences, protections, conversion privileges and other rights not found in common stock.
     We presently lack the authority to issue preferred stock and we are thus limited to issuing common stock or debt securities to raise capital. By authorizing a class of “blank check” preferred stock, we would increase our flexibility in meeting future capital needs.
     If the Certificate of Incorporation is amended to authorize the issuance of “blank check” preferred stock, the Board would have discretion to establish various series of preferred stock and determine the number of shares, voting powers, rights (including dividend rights) and the qualifications, limitations or restrictions thereof, terms of redemption, conversion rights and liquidation preferences of each series so established, and the holders of our common stock would have no right to approve the terms of any such series. The Company has no present understanding, agreement or commitment to issue any “blank check” preferred stock and has no present intention to do so.

Potential Anti-Takeover Effects
     The amendment to the Certificate of Incorporation to authorize preferred stock as proposed could adversely affect the ability of third parties to take over or change the control of the Company. The issuance of preferred stock with voting rights may, under certain circumstances, create voting impediments with respect to changes in control of the Company or dilute the stock ownership of holders of common stock seeking to obtain control of the Company. The ability of our Board to establish the rights of, and to cause the Company to issue, substantial amounts of preferred stock without the need for shareholder approval could discourage potential acquirors and therefore deprive shareholders of benefits they might otherwise obtain from an attempt to acquire ownership or control of the Company, such as selling their shares at a premium over market price. Moreover, the issuance of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent directors from office even if such change would serve the interests of the Company and its shareholders. For the foregoing reasons, the rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future.
     While the proposed amendment may have anti-takeover ramifications, the Board believes that the benefits it would confer on the Company outweigh any potential disadvantages. In addition to the enhanced ability to finance purchases and secure capital, as discussed above, the Company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the Company and its shareholders. Notwithstanding the foregoing, the Board has no present intention to issue the authorized preferred shares for any defensive or anti-takeover purpose, subject to the exercise of its fiduciary duties to the Company and its shareholders. Rather, the Board intends to issue preferred shares only for the purpose of facilitating capital-raising transactions and for other corporate purposes which the Board believes are in the best interests of the Company and its shareholders.
Proposed Amendment
     The full text of the proposed amendment is set forth in Appendix A to this proxy statement, and this discussion is qualified in its entirety by reference to Appendix A.
Vote Required and Board of Director’s Recommendation
     The affirmative vote of a majority of outstanding shares entitled to vote, in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes, if any, will have no effect on determining whether the proposal has received the requisite number of affirmative votes.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION & ANALYSIS
     This is a report of the Company and our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). In this “Compensation Discussion and Analysis” section, the terms “we,” “our,” “us,” refer to the Company and, when the context requires, to the CEO and the CFO.
Oversight of Executive Compensation Program
     The Compensation and Organization Committee of our Board of Directors (the “Compensation Committee”) oversees our compensation programs. Our compensation programs include programs designed specifically for our executive officers, including the CEO, CFO and other executive officers named in the Summary Compensation Table on page 23 (the “Senior Executives” or “Named Executive Officers”).
     The Board of Directors established the Compensation Committee to, among other things, establish, review and approve the compensation levels of Senior Executives, evaluate the performance of Senior Executives and certain other officers and consider senior management succession issues and related matters for the Company. The objectives and the goals of the Company’s compensation program are to attract, retain, motivate and reward executives capable of leading the Company in achieving its business objectives and annual goals. The Company’s program is intended to measure and reward past performance of the Senior Executives and align their long-term interests with those of our shareholders.
     The Compensation Committee has utilized independent, qualified consultants to assist them in the design and administration of the compensation programs applicable to Senior Executives and others. From 2005 to date, the Compensation Committee has engaged Pearl, Meyer and Partners (“Pearl”) to assist them in revising the compensation program to more clearly define the relationship between performance expectations and related compensation. In 2007, Pearl performed the latest comprehensive review of the Company’s compensation programs and assisted the Committee in establishing compensation structure. The Committee continues to utilize this latest review to administer the Company’s compensation programs.
Role of CEO and CFO in Compensation Decisions
     The CEO and CFO are Directors of the Company and serve on the Compensation Committee. The CEO and CFO do not participate in the process of determining the compensation of the Board of Directors or their own compensation. The Compensation Committee, with input from the non-employee directors, determines the compensation of the CEO and CFO without the CEO’s or CFO’s participation or presence.
     The Compensation Committee makes all final compensation decisions for Senior Executives, including equity awards. The CEO annually reviews the performance of each Senior Executive (other than his own). The conclusions and recommendations resulting from the CEO’s reviews, including proposed salary adjustments and annual award amounts, are then presented to the Compensation Committee for its consideration and approval. The Compensation Committee exercises its discretion in modifying performance recommendations presented to them. The CEO and CFO do not participate in the determination of their own compensation.
Objectives of Hudson Valley Holding Corp.’s Compensation Programs
     We compensate Senior Executives through a combination of base salary, non-equity incentive award, equity participation, retirement plans and other personal benefits designed to be competitive with comparable employers. Our underlying goal is to motivate our executives to attain their annual goals and to align management’s incentives with the long-term interests of our shareholders. Our compensation setting process consists of the CEO and CFO, working together with the Compensation Committee to establish targeted total compensation for each Senior Executive and then allocating that compensation among base salary and incentive compensation, including equity incentives in the form of stock options.
     Our process begins with establishing individual and corporate performance objectives for Senior Executives for the year. Together, the Board of Directors and each Senior Executive establish individual and corporate performance objectives. A key performance objective has been, and remains, the attainment of annual profitability targets determined as a return on average shareholder equity. This performance target for 2008, as in 2007 and 2006, was determined to be 18.5%. This target is established annually and is intended to result in financial performance that exceeds industry norms and, as a result, provides superior returns to our shareholders. Other performance targets are also established annually. For 2008, these included specific loan, deposit and fee income growth targets as well as expansion of the Company’s branch banking network. For 2008, these targets were: loan growth of 19%, deposit growth of 10%, fee income of $15 million and the opening of at least seven new branch banking offices. These targets are approved by the Board of Directors, considering current general industry trends as well as the degree of difficulty in achieving the target. For 2007, these targets were: loan growth of 15%, deposit growth of 13%, fee income of $11.5 million and the opening of at least four new branch banking offices. These targets are approved by the Board of Directors, considering current general industry trends as well as the degree of difficulty in achieving the target. For 2006, these specific targets were: loan growth of 22%, deposit growth of 11%, fee income of $11 million and the opening of at least two new branch banking offices.
     We do not believe that it is appropriate to establish compensation levels based solely on benchmarking against industry survey data. We do believe, however, that information regarding pay practices at other companies is useful in at least two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation. We utilize consultants to regularly update marketplace pay practices.
     In 2008, as in 2007 and 2006, the CEO recommended to the Compensation Committee that each Senior Executive’s compensation be based primarily upon an assessment of each Senior Executive’s leadership, performance and potential to enhance long-term shareholder value. We rely upon our judgment about each individual, as well as their attainment of annual performance targets, in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for the attainment of annual performance targets and for performance that sustains and enhances long-term shareholder value. Key factors affecting our judgment include: (i) performance compared to the financial, operational and strategic goals established for the Senior Executive at the beginning of the year; (ii) nature, scope and level of responsibilities; and (iii) contribution to the Company’s financial results, particularly with respect to return on equity.
     The Compensation Committee met 8 times in 2008 to discuss, analyze, approve and recommend to the Board certain compensation matters for the Senior Executives and the non-employees directors.
     Compensation Consultant
     In 2005, the Company and the Compensation Committee engaged Pearl, a third party compensation consultant, to provide research, analysis and recommendations to the Compensation Committee regarding Senior Executives’ and other officers’ compensation for 2005 and beyond. In 2007, Pearl performed a comprehensive review of the Company’s compensation programs. The Committee continues to utilize this latest review to administer the Company’s compensation programs.
     In performing its latest review, Pearl assisted the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of banking and general industry surveys. Pearl also provided guidance on industry best practices. Pearl advised the Compensation Committee in: (i) determining base salaries and annual incentive compensation for Senior Executives for 2007 and beyond; (ii) setting individual performance goals and award levels for Senior Executives for long-term incentive compensation beginning in 2007, and (iii) designing and determining individual equity grant levels for Senior Executives, consonant with Company objectives. Included in the banking and general industry surveys were banking companies determined by Pearl and the Compensation Committee to be peer group organizations. For 2008, these peer group organizations were:
2008 Peer Group Organizations
Astoria Financial Corporation
New York Community Bancorp, Inc.
Dimes Community Bancshares, Inc.
TrustCo Bank Corp. NY
Sterling Bancorp
OceanFirst Financial Corp.
Lakeland Bancorp, Inc.
Brookline Bancorp, Inc.
Kearny Financial Corp. (MHC)
Provident Financial Services, Inc.
Provident New York Bancorp
Smithtown Bancorp, Inc.
Suffolk Bancorp
Signature Bank
Survey Data and Compensation Targets
     With respect to incentive compensation to Senior Executives and total compensation of these Senior Executives, the Compensation Committee engaged Pearl to perform a comparison study, during 2007, of the current compensation of the Senior Executives at the Company with a competitive assessment derived from data collected by Pearl from various banking and industry surveys, including the peer group data (the “Survey Data”). The Survey

Data was used to provide a benchmark of executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to the Company and have businesses that compete with the Company for executive talent. In order to remain consistent from year to year, we have determined that we will use Pearl or other independent, qualified consultants as part of our periodic marketplace study.
     The Compensation Committee reviews the Survey Data to ensure that our total Senior Executive compensation program is competitive. The Survey Data is a compilation of compensation and other data prepared by Pearl based upon its review of various industry surveys. Ultimately the Compensation Committee uses its discretion in determining total compensation.
Overview of Compensation Philosophy
     The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company. Our strategy attempts to align executives’ interests with those of the shareholders by rewarding performance that attains established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions. We strive to maintain compensation that is competitive relative to the compensation paid to similarly situated executives based upon Survey Data. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its Senior Executives should include both cash and stock-based compensation that reward performance as measured against established goals.
     The following compensation objectives are considered in setting the compensation programs for our Senior Executives:
•	drive and reward performance which supports the Company’s financial performance targets, most specifically, return on equity;

•	provide a significant percentage of total compensation that is “at-risk”, or variable based on predetermined performance criteria;

•	encourage stock holdings to align the interests of Senior Executives with those of shareholders;

•	design competitive total compensation and rewards programs to enhance our ability to attract and retain knowledgeable and experienced Senior Executives; and

•	set compensation and incentive levels that reflect competitive market practices.
Compensation Elements and Rationale for Pay Mix Decisions
     To reward both short- and long-term performance and in furtherance of our compensation objectives noted above, our Senior Executive compensation philosophy includes the following four principles:
(i)	Compensation should be related to performance and profitability
     We believe that a significant portion of a Senior Executive’s compensation should be tied not only to individual performance, but also to the performance of the Company measured against both financial and non-financial goals and objectives. During periods when performance meets or exceeds the established objectives, Senior Executives should be paid commensurate with their performance. When performance does not meet key objectives, incentive award payments should be diminished.
(ii)	Incentive compensation should represent a major portion of a Senior Executive’s total compensation
     The mix between salary and short- and long-term incentives (non-equity incentive award and stock options) should be appropriate so as to remain competitive in the marketplace and to significantly motivate Senior Executives to achieve performance targets. A significant portion of compensation should be paid in the form of short-term and long-term incentives calculated and paid based primarily on financial measures of profitability and shareholder value creation. Senior Executives should have a major portion of their compensation dependant upon Company profitability and shareholder return.
(iii)	Compensation levels should be competitive
     The Compensation Committee reviews the Survey Data to ensure that the compensation program is competitive with that provided by other comparable firms. We believe that a competitive compensation program enhances our ability to attract and retain Senior Executives and to maintain and enhance profitability.
(iv)	Incentive compensation should balance short-term and long-term performance
     The Compensation Committee seeks to achieve a balance between encouraging strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, Senior Executives are provided both short- and long-term incentives. We provide Senior Executives and most employees with the means to become shareholders of the Company so as to share in increased value with shareholders. These opportunities are provided through stock option grants.
Metrics Used in Compensation Programs
     The Compensation Committee working with Pearl and the CEO adopted a general outline of performance-based metrics for defining Senior Executive incentive compensation. These metrics (the “Performance Metrics”) are defined, and their use in Senior Executive’s annual compensation is described, below:
     Financial Metric
     In 2008, as in 2007 and 2006, the Financial Metric comprises the Company’s adherence to its Annual Financial Plan (the “Financial Plan”). The Financial Plan, devised by management and approved by the Board of Directors, contains initiatives in virtually all phases of the Company’s operations. The goal of the Financial Plan was to maximize shareholder value in 2008, as in 2007 and 2006, by increasing earnings through numerous initiatives in the areas of operating efficiency, asset and liability mix, and loan and deposit growth. A significant feature of the Financial Plan related to growth in loans and deposits and the attainment of an 18.5% return on equity. For 2008, the targets for growth were: loan growth of 19%, deposit growth of 10% and fee income of $15 million. For 2007, the targets for growth were: loan growth of 15%, deposit growth of 13% and fee income of $11.5 million. For 2006, the targets for growth were: loan growth of 22%, deposit growth of 11% and fee income of $11 million.
     Non Financial Metric
     The Non-Financial Metric entails the expansion of the Company’s branch banking network through identifying, equipping and opening at least seven new locations in 2008, four new locations in 2007 and two new locations in 2006. In 2008, as in 2007 and 2006, we believe such branch banking expansion is important to our ability to continue to increase loans and deposits in 2008 and beyond.
Compensation Benchmarking Relative to Market
     In 2007, Pearl provided the Compensation Committee with the Survey Data to assist in the review and comparison of each element of compensation for the Senior Executives. With such information, in 2008, the Compensation Committee reviewed and analyzed compensation for each Senior Executive and used the Survey Data as a guide to determine base salary and incentive compensation factors and weighting for determination of incentive plan cash compensation and stock option grants. The Compensation Committee targets different compensation levels for each element of compensation as described below.

Review of Senior Executive Performance
     Each year the Compensation Committee reviews each compensation element of a Senior Executive. In each case, we take into account the scope of responsibilities and experience, and balance them against competitive salary levels. Members of the Compensation Committee have the opportunity to interact with the Senior Executives at various times during the year, which allows the Compensation Committee to form its own assessment of each individual’s performance. This interaction is further supplemented by input from the Board which also regularly interacts with Senior Executives.
     Each year the CEO presents to the Compensation Committee his evaluation of each Senior Executive, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following this presentation, and a review of the Survey Data, the Compensation Committee makes its own assessments and determines the compensation for each Senior Executive.
Components of the Executive Compensation Program
     We believe the total compensation and benefits program for Senior Executives should consist of the following:
•	base salaries;

•	annual incentive plan awards;

•	long-term incentive compensation awards, through stock option grants; and

•	retirement, health, welfare and personal benefits.
     Base Salaries
     Base salaries are determined by evaluating a Senior Executive’s level of responsibility and experience, the Company’s performance and the Survey Data. In 2008, the Compensation Committee approved base salary increases for our Senior Executives ranging from 2.0% to 6.0% including a 3.5% increase for our CEO.
     Adjustments to base salaries, if any, are driven primarily by Company and individual performance and comparative information from the Survey Data. Individual performance is evaluated by reviewing the Senior Executive’s success in achieving business results.
     When considering the base salary of the Senior Executives for fiscal year 2008, we reviewed the compensation of comparable senior executives from the Survey Data. We also considered the Company’s continuing achievement of its short-term and long-term goals, including the following:
•	return on equity and earnings after tax goals;

•	growth in loans and deposits;

•	successfully manage institutional risk;

•	expand our branch banking network; and

•	attract, retain and develop human resource capability.
     Base Salary decisions for 2009 and beyond will reflect our success in continuing to meet these goals as well as the Performance Metrics of each Senior Executive.
     Considering the current economic recession and the negative impact it had on the Company’s 2008 earnings and the potential negative impact on 2009 financial results, management recommended to the Compensation Committee that base salaries of all Senior Executives and certain other executive officers be reduced by 5%, and base salaries of all other officers be frozen, indefinitely. Management’s proposal was accepted by the Compensation Committee and implemented in March 2009.

     Pearl assists us with the evaluation of the Survey Data, general economic conditions and marketplace compensation trends. The Compensation Committee may then adjust base salaries for Senior Executives when:
•	the current compensation demonstrates a significant deviation from the market data;

•	it wishes to recognize outstanding individual performance; and

•	it wishes to recognize an increase in responsibility.
     Benchmarking and aligning base salaries is critical to a competitive compensation program. Other elements of compensation are affected by changes in base salary. Annual non-equity incentive awards are targeted and paid out as a percentage of base salary. Stock options are awarded based upon Company financial performance and targets established by the Compensation Committee The salaries paid to the CEO, CFO and other Senior Executives during fiscal years 2008, 2007 and 2006 are shown in the Summary Compensation Table on page 23.
     Annual Incentive Plan Cash Compensation
     The annual incentive cash compensation plan provides Senior Executives with the opportunity to earn incentive cash compensation based on the achievement of specific Company-wide and individual performance goals. The Compensation Committee designs the annual incentive component of our compensation program to align Senior Executives’ pay with our annual (short-term) performance. Awards under our cash compensation plan are generally paid in part in the third quarter of each year based upon performance year to date (but no more than 40% of target award) with the balance paid in the first quarter of the subsequent year.
     The Compensation Committee approves a target incentive payout as a percentage of the base salary earned during the incentive period for each Senior Executive. These target percentages are based on competitive practices for each comparable position in the Survey Data. The incentive target percentage represents the Senior Executive’s annual non-equity incentive award opportunity if the annual performance goals of the incentive plan are achieved.
     The incentive compensation award establishes a set of Financial and Non-Financial Metrics for each Senior Executive. These metrics are selected to drive annual performance. Each Performance Metric has a weight within the plan, and the sum of the weights is 100%. In 2008, as in 2007 and 2006, Financial Metrics comprised approximately 90% of the target incentive and Non-Financial Metrics comprised 10% of the target incentive. Below is a table showing the 2008 Annual Incentive Plan Weightings for Senior Executives.

	Incentive	Incentive Factors and Weighting (%)
	Target at %	Return on	Deposit	Loan	Fee	Branch
Name	of Salary	Equity	Growth	Growth	Income	Expansion
James J. Landy	60	40	25	15	10	10
Stephen R. Brown	55	40	25	15	10	10
Michael P. Maloney	50	30	30	20	10	10
Vincent T. Palaia	50	30	20	30	20	0
Frank J. Skuthan	50	30	20	0	20	30
     Each year performance targets are established at levels that are achievable, but require financial performance in excess of industry norms. Each of the Senior Executives received an annual non-equity incentive award based on their individual contributions to the 2008 performance.
     Each year the amount to be paid to each Senior Executive as annual incentive was determined by analyzing Company-wide and individual Performance Metrics, utilizing Survey Data, and in consultation with Pearl as previously discussed. The Compensation Committee analyzes the Company’s attainment of each Incentive Factor as well as the individual Senior Executives contribution to attainment of these Incentive Factors. For example, Senior Executives, with individual business development goals have a more direct impact on certain Incentive Factors, such as loan and deposit growth, than do other Senior Executives with no individual business development goals. Messrs. Maloney and Palaia each have individual business development goals related to growth in loans, deposits and fee income. Each Incentive Factor’s weighting is adjusted to reflect the actual percentage of achievement of the targets for the year. The Compensation Committee sets minimum, target and maximum levels for each component of the Performance Metrics for the annual cash incentive compensation. Payments of annual incentive compensation are based upon the achievement of such objectives for the current year. Annual cash incentive payments awarded to Senior Executives (awarded in two payments, in the third quarter of the current year and in the first quarter of the following year) are shown on the Summary Compensation Table on page 23.
     Considering the current economic recession and the negative impact it had on the Company’s 2008 earnings and the potential negative impact on 2009 financial results, management recommended to the Compensation Committee that all annual incentive cash compensation be eliminated for 2009. Management’s proposal was accepted by the Compensation Committee and implemented. Annual incentive cash compensation may be restored, in whole or in part, should financial results in 2009 exceed minimums yet to be established by the Board of Directors.
     Equity Incentive Plan — Stock Options
     On May 14, 2002, our Shareholders adopted the 2002 Stock Option Plan (the “2002 Plan”). The 2002 Plan provides for the grant of equity awards to officers, directors, employees, consultants and other persons providing services to the Company.
     Our stock option program is a vital element of our drive to recruit, retain and motivate the high-potential leaders who will sustain our performance as we continue our focus on our business objectives. It also reinforces in the Company the real incentive for our employees to sustain and enhance the Company’s long-term performance. The Board and the Compensation Committee believes that the superior performance of these individuals will contribute significantly to the Company’s future success.
     As of the date hereof, 1,367,190 options (adjusted for subsequent stock dividends) have been granted under the 2002 Plan. The 2002 Plan, as amended in May 2007, provided that 1,535,000 shares (1,857,350 shares as adjusted for subsequent stock dividends in 2007 and 2008) were reserved for issuance pursuant to option awards. Until an option is exercised, shares subject to options cannot be voted nor are they eligible to receive cash dividends. The Board of Directors and the Compensation Committee believes the award of options to officers, directors, employees, consultants and other persons is an important element of our compensation programs and directly ties performance rewards to the long-term growth in earnings and shareholder value. The award of options currently represents a meaningful part of annual compensation for Senior Executives.
     Typically, we make annual grants of stock options to our Senior Executives and employees based upon overall Company financial performance and individual performance during the prior year. Senior Executives and other employees may also receive stock options at the time they are first employed and then annually. Non-employee directors are typically granted stock options at the time they are appointed to the Board and then annually.
     Each stock option permits the Senior Executive to purchase one share of common stock from the Company at the exercise price, which is the per share fair market value of the Company stock on the date of grant. Stock options have value only to the extent the price of the Company stock on the date of exercise exceeds the exercise price. Stock options granted generally become exercisable in five equal annual installments beginning with the grant date. For non-employee directors, their stock options are fully vested on the date of grant. The number of stock options granted to Senior Executives, and the full grant date fair value of these awards based on the present value of the estimated future benefit using the Black-Scholes options pricing model, are shown on the Grant of Plan-Based Awards Table on page 24.
     Stock options maybe granted annually based upon the attainment of Company-wide financial performance goals in the prior fiscal year, as determined by the Board of Directors, as well as individual performance. A key Company financial performance objective has been, and remains, the attainment of annual profitability targets determined as a return on average shareholder equity. This performance target for 2008, as in 2007 and 2006, was determined to be 18.5%. This target is established annually and is intended to result in financial performance that exceeds industry norms and, as a result, provides superior returns to our shareholders. No grants were made to Senior Executives in fiscal 2008 based in part upon our results against this performance target in fiscal 2007. The actual performance for fiscal 2007 was 17.6%. The Compensation Committee has established targets for the future value of stock options, as awarded. These targets are adjusted based upon individual performance as shown in the following table:

Individual Performance	Percentage of Target
Outstanding	125
Above Standard	105
Standard	90
Below Standard	0
     Considering the current economic recession and the negative impact it had on the Company’s 2008 earnings and the potential negative impact on 2009 financial results, management recommended to the Compensation Committee that no stock options be granted to Senior Executives or any other employee during 2009. Management’s proposal was accepted by the Compensation Committee.
     Various persons are involved in the stock option granting process. The Compensation Committee approves stock option grants to Senior Executives and to employees, directors and consultants of the Company. The Compensation Committee oversees our stock option practices and administration of the 2002 Plan. The Company’s Corporate Controller, also its Principal Accounting Officer, has established procedures that provide for consistency and accuracy in determining the fair market value of options and the expense regarding the stock option grants in compliance with SFAS No. 123(R).
     Our stock trades on a limited basis in the over-the-counter market. A significant number of our shareholders purchased their shares subject to various Stock Restriction Agreements. Pursuant to these Stock Restriction Agreements, we hold a right of first refusal if the shareholder proposes to sell their shares to a third party. Historically, we have exercised our right of first refusal and have purchased a substantial number of the shares offered to us pursuant to the Stock Restriction Agreements. Exercising our right to repurchase such shares limits the availability of shares in public markets.
     As a result of the above limitations on shares traded in public markets, we engage an independent, qualified third party to annually evaluate our stock and establish the fair market value. We utilize the fair market value in establishing our repurchase price for shares, as well as, determining the exercise price of stock options at the date of grant. We believe this valuation method is the most appropriate in determining the fair market value of our stock.
     Option grants are made at Compensation Committee meetings scheduled in advance to meet appropriate deadlines for compensation related decisions.
     There is a limited term in which the Senior Executive can exercise stock options, known as the “option term”. The option term for Senior Executives is up to ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Option holders generally forfeit any unvested options if their employment with us terminates.
Tax Implications of Executive Compensation
     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the CEO or any other Senior Executive unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. We have qualified certain compensation paid to Senior Executives for deductibility under Section 162(m), including (i) certain amounts paid as incentive compensation, and (ii) certain compensation expense related to options granted pursuant to the Company’s 2002 Plan.
     Although we have generally attempted to structure executive compensation so as to preserve deductibility, we also believe that there may be circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it may result in the non-deductibility of certain compensation under the Code.
     Although equity awards may be deductible for tax purposes by the Company, the accounting rules pursuant to APB 25 and SFAS No. 123(R) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Retirement, Health and Welfare Benefits
     We offer a variety of health and welfare programs to all eligible employees. The Senior Executives generally are eligible for the same benefit programs on the same basis as the rest of the eligible employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmaceutical, dental, life insurance and accidental death and disability. The Company provides full time employees, regularly scheduled to work 30 or more hours per week, short-term disability, long-term disability and life insurance. All employees, including Senior Executives, contribute to the cost of these plans. We offer a qualified 401(k) savings and profit sharing retirement plan. All Company employees, including Senior Executives, are generally eligible for this plan. The Compensation Committee determines the contribution to the profit sharing plan and the 401(k) matching contribution annually.
Supplemental Employee Retirement Plan
     The Company provides supplemental retirement benefits to Senior Executives and certain other officers. These benefits are provided through both the 1995 Supplemental Retirement Plan and the 1997 Supplemental Retirement Plan (collectively the “SERP”). These plans are not qualified for tax purposes and are available only to certain officers. Benefits under these plans are unfunded. The SERP entitles participating officers to receive supplemental retirement benefits for a period of 15 years payable on a monthly basis. The Company believes providing this benefit is important to remain competitive with companies within the industry, to provide a competitive level of retirement income, and to help assure orderly management succession by encouraging continued employment.
     Pursuant to the 1995 Supplemental Retirement Plan, supplemental benefits equal 75% of the officer’s highest base salary in any of the last three years of employment, less any retirement plan benefits provided to him by the Company. Pursuant to the 1997 Supplemental Retirement Plan, supplemental benefits equal 65% of the average of the highest five years’ annual base compensation paid to the officer during his last 10 years of employment, reduced by (1) the value of his qualified plan account as of the date of retirement; (2) the value of his 401(k) matching benefit as of the date of retirement; (3) 50% of his primary social security benefit; and (4) the value of any other retirement type benefits provided to him by the Company.
     Of the Named Executive Officers, Messrs. Landy and Palaia are participants in the 1995 Supplemental Retirement Plan, Messrs. Brown, Maloney and Skuthan are participants in the 1997 Supplemental Retirement Plan.
Personal Benefits
     Each Senior Executive is provided certain additional benefits which includes the use of a company-owned automobile. The automobile facilitates Senior Executives’ travel between our offices, to business meetings with customers and vendors. Senior Executives’ may use the automobile for personal transportation. Personal use of the automobile results in taxable income to the Senior Executive, and we include this in the amounts of income we report to the Senior Executives and the Internal Revenue Service. We also support and encourage certain Senior Executives to hold a membership in one local country club for which we pay dues and other business related expenses. We find that the club membership is an effective means of obtaining business as it allows Senior Executives to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities be paid directly by the Senior Executives. Because the club memberships are used at our expense only for business entertainment, we do not include them as benefits in the Summary Compensation Table on page 23.
Severance Plan
     The Company has no severance plan in place for any of its Senior Executives.
Employment Agreements and Arrangements
     The Company has no employment agreements or employment arrangements in place for any of its Senior Executives.

Change in Control Agreements
     We have no Change in Control Agreements with any of the Senior Executives. The SERP, provided to Senior Executives and certain other officers, provides for the acceleration of a participant’s age under the SERP should a change in control of the Company occur. This provision is intended to help the Company retain key employees by providing such individuals greater assurance regarding their retirement benefits and to align the interests of shareholders and management.
Compensation of Senior Executives
     Set forth below is information regarding compensation earned by or paid or awarded to our Senior Executives during the year ended December 31, 2008: (i) James J. Landy, President and Chief Executive Officer of the Company; (ii) Stephen R. Brown, Senior Executive Vice President, Chief Financial Officer and Treasurer of the Company; (iii) Michael P. Maloney, Executive Vice President, Chief Banking Officer of HVB; (iv) Vincent T. Palaia, Executive Vice President, Chief Lending Officer of HVB; and (v) Frank J. Skuthan, Executive Vice President, Chief Operating Officer and Marketing Director of HVB.
     Chief Executive Officer of the Company. James J. Landy is the Company’s President and Chief Executive Officer. Based upon input and analysis from the other Directors and the Compensation Committee, the total compensation for Mr. Landy in 2008 was set at $867,646. As shown on the Summary Compensation Table on page 23, Mr. Landy’s 2008 base salary was $389,250. The Compensation Committee approved non-equity incentive compensation of $135,670 for 2008. Mr. Landy received additional personal benefits of $22,433 as described in the Summary Compensation Table on page 23. We believe that the amount of Mr. Landy’s total compensation in 2008 is appropriate since it is within the target set by the Compensation Committee, since he and the other Senior Executives have done an excellent job of implementing the shareholder value strategies mentioned above and his performance was rated above standard by members of the Compensation Committee and the Board’s non-employee directors. We believe that the incentive compensation paid Mr. Landy is warranted in view of Mr. Landy’s performance regarding: (a) achieving certain financial based measurements of the Company, (b) largely achieving target levels for fee income and branch expansion, (c) not achieving target levels for deposit growth, and (d) exceeding target levels for loan growth.
     Chief Financial Officer and Treasurer of the Company. Stephen R. Brown is the Company’s Senior Executive Vice President, Chief Financial Officer and Treasurer. Based upon input and analysis from the CEO, other directors and the Compensation Committee, the total 2008 compensation for Mr. Brown was set at $608,239. As shown on the Summary Compensation Table on page 23, Mr. Brown’s 2008 base salary was $371,250. The Compensation Committee approved non-equity incentive compensation of $118,397 for 2008. Mr. Brown received additional personal benefits of $22,504 as described in the Summary Compensation Table on page 23. We believe that the amount of Mr. Brown’s total compensation in 2008 is appropriate since it is within the target set by the Compensation Committee, since he and other Senior Executives have done an excellent job of implementing the shareholder value strategies mentioned above and his performance was rated above standard by members of the Compensation Committee and the Board’s non-employee directors. We believe that the incentive compensation paid Mr. Brown is warranted in view of Mr. Brown’s performance regarding: (a) achieving certain financial based measurements of the Company, (b) largely achieving target levels for fee income and branch expansion, (c) not achieving target levels for deposit growth, and (d) exceeding target levels for loan growth.
     Chief Banking Officer of the HVB. Michael P. Maloney is Executive Vice President, Chief Banking Officer of HVB. We considered the Survey Data and, in particular, the Company’s overall financial performance as well as performance to individual loan and deposit growth targets in determining Mr. Maloney’s compensation. Based upon this analysis, we set the total 2008 compensation for Mr. Maloney at $441,498. As shown on the Summary Compensation Table on page 23, Mr. Maloney’s base salary was $284,013. The Compensation Committee approved non-equity incentive compensation of $105,000 for 2008. Mr. Maloney received additional personal benefits of $24,482 as described in the Summary Compensation Table on page 23. The Compensation Committee concluded that the total compensation provided to Mr. Maloney is warranted since Mr. Maloney, like our other Senior Executives, performed well in his performance regarding: (a) achieving certain financial based measurements of the Company, (b) largely achieving target levels for fee income and branch expansion, (c) not achieving target levels for deposit growth, (d) exceeding target levels for loan growth, and (e) achieving individual business development goals.

     Chief Lending Officer of HVB. Vincent T. Palaia is Executive Vice President, Chief Lending Officer of HVB. We considered the Survey Data and, in particular, the Company’s overall financial performance as well as performance to individual loan and deposit growth targets in determining Mr. Palaia’s compensation. Based upon this analysis, we set the total 2008 compensation for Mr. Palaia at $555,093. As shown on the Summary Compensation Table on page 23, Mr. Palaia’s base salary was $273,600. The Compensation Committee approved non-equity incentive compensation of $107,500 for 2008. Mr. Palaia received additional personal benefits of $19,081 as described in the Summary Compensation Table on page 23. The Compensation Committee concluded that the total compensation provided to Mr. Palaia is warranted since Mr. Palaia, like our other Senior Executives, performed well in his performance regarding: (a) achieving certain financial based measurements of the Company, (b) largely achieving target levels for fee income, (c) not achieving target levels for deposit growth, (d) exceeding target levels for loan growth, and (e) achieving individual business development goals.
     Chief Operating Officer of HVB. Frank J. Skuthan is Executive Vice President, Chief Operating Officer and Marketing Director of HVB. We considered the Survey Data and, in particular, the Company’s overall financial performance as well as individual performance in determining Mr. Skuthan’s compensation. Based upon this analysis, we set the total 2008 compensation for Mr. Skuthan at $422,775. As shown on the Summary Compensation Table on page 23, Mr. Skuthan’s base salary was $257,500. The Compensation Committee approved non-equity incentive compensation of $84,138 for 2008. Mr. Skuthan received additional personal benefits of $23,174 as described in the Summary Compensation Table on page 23. The Compensation Committee concluded that the total compensation provided to Mr. Skuthan is warranted since Mr. Skuthan, like our other Senior Executives, performed well in his performance regarding: (a) achieving certain financial based measurements of the Company, (b) largely achieving target levels for fee income and branch expansion, and (c) not achieving target levels for deposit growth.

EXECUTIVE COMPENSATION — SUMMARY COMPENSATION TABLE
The following table sets forth the compensation for each of the Senior Executives for fiscal 2008,2007 and 2006, including the dollar value of the executive’s: (i) annual base salary; (ii) earned non-equity incentive award; (iii) the amount recognized for financial statement reporting purposes, computed in accordance with SFAS 123(R), for options granted in these and prior fiscal years; (iv) the aggregate change in the present value of the accumulated benefit under the non-qualified supplemental retirement plan during the year; (v) all other compensation for the year; and (vi) the dollar value of total compensation for the year.
Summary Compensation Table

					Change in
					Pension Value
				Non-Equity	and Nonqualified
			Option	Incentive Plan	Deferred		All Other
Name and Principal		Salary	Awards	Compensation	Compensation		Compensation	Total
Position	Year	($)	($)[1]	($)	Earnings		($)[4]	($)
James J. Landy	2008	389,250	0	135,670	320,293	[2]	22,433	867,646
President and Chief	2007	370,385	33,120	160,651	244,998	[2]	22,010	831,164
Executive Officer	2006	360,000	20,720	194,400	89,141	[2]	20,256	684,517

Stephen R. Brown	2008	371,250	0	118,397	96,088	[3]	22,504	608,239
Senior Executive Vice	2007	351,770	32,026	140,719	137,118	[3]	22,368	684,001
President, CFO & Treasurer	2006	340,000	20,098	168,500	36,825	[3]	21,254	586,677

Michael P. Maloney	2008	284,013	0	105,000	28,003	[3]	24,482	441,498
Executive Vice	2007	270,000	21,572	108,894	14,540	[3]	22,410	437,416
President, Chief	2006	260,000	8,687	125,000	6,767	[3]	20,660	421,114
Banking Officer of HVB

Vincent T. Palaia	2008	273,600	0	107,500	154,912	[2]	19,081	555,093
Executive Vice	2007	260,100	11,322	109,500	315,794	[2]	18,256	714,972
President, Chief	2006	250,000	6,837	140,000	174,461	[2]	18,068	589,366
Lending Officer of HVB

Frank J. Skuthan	2008	257,500	0	84,138	57,963	[3]	23,174	422,775
Executive Vice	2007	227,940	6,749	73,487	96,662	[3]	24,362	429,200
President, Chief	2006	212,500	8,027	80,000	34,766	[3]	22,519	357,812
Operating Officer & Marketing Director of HVB

[1]	Amounts shown reflect the compensation cost recognized in fiscal 2008, 2007 and 2006 for financial statement reporting purposes for options granted in 2008, 2007 and 2006 and prior fiscal years, as determined in accordance with SFAS 123(R) (excluding the impact of estimated forfeitures related to service-based vesting conditions). The assumptions used in calculating the compensation cost of options may be found in Note 11 of the Notes to the Consolidated Financial Statements in the Company’s 2008 Annual Report on Form 10-K for options granted in fiscal 2008, 2007 and 2006. The actual number of options granted is shown in the “Grants of Plan-Based Awards Table” included in this proxy statement on page 24.

[2]	The amount shown represents the increase in the actuarial value during 2008 of the supplemental pension benefit under the Company’s 1995 Supplemental Retirement Plan.

[3]	The amount shown represents the increase in the actuarial value during 2008 of the supplemental pension benefit under the Company’s 1997 Supplemental Retirement Plan.

[4]	The following table shows the specific amounts included in the All Other Compensation column for fiscal 2008.

All Other Compensation
		Employer
		Contribution/Match			Personal Use
		Profit-		Group Life	of Company
		Sharing		Insurance	Provided
		Plan	401(k) Plan	Premiums	Automobile
Name	Year	($)	($)	($)	($)
James J. Landy	2008	11,500	2,214	3,288	5,431

Stephen R. Brown	2008	11,500	2,300	3,285	5,419

Michael P. Maloney	2008	11,500	2,300	2,637	8,045

Vincent T. Palaia	2008	11,500	2,300	2,554	2,727

Frank J. Skuthan	2008	11,500	2,300	2,423	6,951
GRANT OF PLAN-BASED AWARDS
     The following table sets forth information regarding all stock option awards that were made to the Senior Executives during 2008 and the range of potential annual incentive cash compensation awards that could have been earned for performance during 2008. No option awards were granted to Senior Executives during the year. Additional information regarding these awards is available above, in the Compensation Discussion and Analysis section of this proxy statement, under the headings “Equity Incentive Plan — Stock Options” and “Annual Incentive Cash Compensation.” The information supplements the dollar value disclosure of stock option awards in the Summary Compensation Table on page 23 by providing additional details about such awards.
Grants of Plan-Based Awards in Fiscal 2008

					All Other
					Option		Grant
					Awards;	Exercise	Date Fair
		Estimated Future Payouts			Number of	or Base	Value of
		Under Non-Equity Incentive			Securities	Price of	Stock and
		Plan Awards[1]			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Options	Awards	Award
Name	Date	($)	($)	($)	(#)	(Price/Sh)	($)
James J. Landy	n/a	118,800	237,600	344,520	n/a	n/a	n/a

Stephen R. Brown	n/a	103,675	207,350	300,658	n/a	n/a	n/a

Michael P. Maloney	n/a	71,707	143,413	232,949	n/a	n/a	n/a

Vincent T. Palaia	n/a	69,075	138,150	230,318	n/a	n/a	n/a

Frank J. Skuthan	n/a	66,250	132,500	192,125	n/a	n/a	n/a

[1]	The amounts reported in these columns show the potential threshold, target and maximum awards that could have been achieved for the 2008 performance year under the annual incentive cash compensation plan. The actual amounts earned by and paid to the Senior Executives for fiscal 2008 are shown in the Summary Compensation Table above under the “Non-Equity Incentive Plan Compensation” column.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
     The following table sets forth information on outstanding stock options held by the Senior Executives at December 31, 2008, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option.
Outstanding Equity Awards at December 31, 2008 Year-End Table

	Option Awards[1]
	Number of
	Securities		Number of
	Underlying		securities
	Unexercised		underlying		Option
	options		unexercised		exercise	Option
	(#)		options (#)		price	expiration
Name	exercisable		unexercisable		($)	date
James J. Landy	0	[6]	2,928	[6]	$36.50	1/1/2015
	7,986	[4]	5,324	[4]	$42.00	2/7/2016
	3,388	[2]	5,082	[2]	$56.75	12/6/2012

Stephen R. Brown	0	[6]	2,839	[6]	$36.50	1/1/2015
	0	[4]	5,162	[4]	$42.00	2/7/2016
	1,633	[2]	6,532	[2]	$56.75	12/6/2012

Michael P. Maloney	0	[6]	1,989	[6]	$36.50	1/1/2015
	0	[4]	1,754	[4]	$42.00	2/7/2016
	4,742	[2]	7,113	[2]	$56.75	12/6/2012

Vincent T. Palaia	7,071		0		$32.00	1/1/2010
	12,426		0		$33.75	1/1/2011
	6,429		0		$35.50	1/1/2012
	5,845		0		$36.50	1/1/2013
	5,300	[8]	0	[8]	$36.25	1/1/2014
	3,856	[6]	964	[6]	$36.50	1/1/2015
	2,631	[4]	1,754	[4]	$42.00	2/7/2016
	1,192	[2]	1,788	[2]	$56.75	12/6/2012

Frank J. Skuthan	8,232		0		$36.50	8/14/2010
	2,130		0		$33.75	1/1/2011
	5,730		0		$35.50	1/1/2012
	4,595	[8]	0	[8]	$36.50	1/1/2013
	2,888	[6]	722	[6]	$36.25	1/1/2014
	1,662	[7]	1,108	[7]	$36.50	1/1/2015
	1,754	[5]	2,631	[5]	$42.00	2/7/2016
	596	[3]	2,384	[3]	$56.75	12/6/2012

[1]	The number of shares underlying the options were adjusted to reflect 10% stock dividends in the month of December 1999, 2000, 2001, 2002, 2003, 2004, 2005, 2006, 2007, 2008, as applicable
These stock option awards either vested or will vest in 20% increments as shown in the table below;

Footnote	1st Vesting	2nd Vesting	3rd Vesting	4th Vesting	5th Vesting
#	Date	Date	Date	Date	Date
[2]	12/6/2007	12/6/2008	12/6/2009	12/6/2010	12/6/2011
[3]	12/6/2008	12/6/2009	12/6/2010	12/6/2011	12/6/2012
[4]	2/7/2006	2/7/2007	2/7/2008	2/7/2009	2/7/2010
[5]	2/7/2007	2/7/2008	2/7/2009	2/7/2010	2/7/2011
[6]	1/1/2005	1/1/2006	1/1/2007	1/1/2008	1/1/2009
[7]	1/1/2006	1/1/2007	1/1/2008	1/1/2009	1/1/2010
[8]	1/1/2004	1/1/2005	1/1/2006	1/1/2007	1/1/2008

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

	Option Awards
	Number of Shares
	Acquired on	Value Realized
	Exercise	on Exercise
Name	(#)	($)[1]
James J. Landy	52,775	1,448,132
Stephen R. Brown	102,292	3,168,560
Michael P. Maloney	16,645	422,304
Vincent T. Palaia	5,914	223,612
Frank J. Skuthan	0	0

[1]	The value realized represents the difference between the fair market price of underlying securities on the day of exercise and the exercise price of the options.
PENSION BENEFITS
     The Company makes available to its Senior Executives a qualified 401(k) and profit sharing retirement plan, which is available to all employees on the same terms and conditions.
     The Company provides supplemental retirement benefits to certain Senior Executives and other officers. These benefits are provided through both the 1995 Supplemental Retirement Plan and the 1997 Supplemental Retirement Plan (collectively the “SERP”). These plans are not qualified for tax purposes and are available only to certain officers. Benefits under these plans are unfunded. The SERP entitles participating officers to receive supplemental retirement benefits for a period of 15 years payable on a monthly basis.
     Of the Named Executive Officers, Messrs. Landy and Palaia are participants in the 1995 Supplemental Retirement Plan, Messrs. Brown, Maloney and Skuthan are participants in the 1997 Supplemental Retirement Plan.
     Pursuant to the 1995 Supplemental Retirement Plan, supplemental benefits equal 75% of the Named Executive Officer’s highest base salary in any of the last three years of employment, less any retirement plan benefits provided to him by the Company. Pursuant to the 1997 Supplemental Retirement Plan, supplemental benefits equal 65% of the average of the highest five years’ annual salary paid to the Named Executive Officer during his last 10 years of employment, reduced by (1) the value of his qualified plan account as of the date of retirement; (2) the value of his 401(k) matching benefit as of the date of retirement; (3) 50% of his primary social security benefit; and (4) the value of any other retirement type benefits provided to him by the Company.
     Pursuant to the SERP, the participants receive supplemental retirement benefits determined as described above. Under the SERP normal retirement date is defined as the month in which the participant attains age 65. No benefits vest to the participant prior to the normal retirement except at death or disability as defined in the SERP. Certain benefits maybe received based upon a change in control as describe in “Disclosure Regarding Termination And Change In Control Provisions — Potential Payments upon Termination or Change in Control” on page 27. The SERP does not provide for early retirement nor for the crediting of extra years of service. The Company believes providing this benefit is important to remain competitive with companies within the industry, to provide a competitive level of retirement income, and to help assure orderly management succession by encouraging continued employment.

PENSION BENEFITS IN FISCAL 2008 TABLE

		Number of	Present Value
		Years Credited	of Accumulated
		Service	Benefit
Name	Plan Name	(#)[1]	($)[2]
James J. Landy	1995 Supplemental Retirement Plan	31	897,419
Stephen R. Brown	1997 Supplemental Retirement Plan	15	377,872
Michael P. Maloney	1997 Supplemental Retirement Plan	15	54,958
Vincent T. Palaia	1995 Supplemental Retirement Plan	20	1,240,752
Frank J. Skuthan	1997 Supplemental Retirement Plan	8	271,855

[1]	Under the terms of the 1995 and 1997 Supplemental Retirement Plans, a participant must have 10 years credited service for pension benefit eligibility.

[2]	The amount shown represents the actuarial accumulated pension benefit using the same assumption used for financial reporting purposes in our 2008 Annual Report on Form 10-K. Retirement age is assumed to be the normal retirement age as defined in each plan. A complete description of the 1995 and 1997 Supplemental Retirement Plans is included in the Note 12 of the Notes to the Consolidated Financial Statements in the Company’s 2008 Annual Report on Form 10-K.
DISCLOSURE REGARDING TERMINATION AND
CHANGE IN CONTROL PROVISIONS
Potential Payments upon Termination or Change in Control
     The Company has not established any change in control, severance or employment agreements with Senior Executives pursuant to which the Senior Executives would be paid benefits following a change in control. Under the SERP, the participant’s age is accelerated upon a change in control including a merger, consolidation or sale of substantially all the Company’s assets. Following a change of control, each participant, with at least 10 years of service, for purposes of the SERP will be deemed to be age 60. Should the participant be terminated without cause subsequent to such transaction, the participant will be entitled to receive a percentage of the retirement benefit as follows:

Age at Termination	Number of Years Service	Non Forfeiture Benefit
60	10 or more	50%
61	11 or more	60%
62	12 or more	70%
63	13 or more	80%
64	14 or more	90%
65	15 or more	100%
     Should a change in control have occurred as of December 31, 2008 and the Senior Officers who are participants in the SERP been terminated without cause as of that date, the Senior Officers would have been entitled to benefits under the SERP as follows:

	As at December 31, 2008
	Age deemed
	under the	Number of	Present Value
	SERP	Years Service	of Benefit [1]
Name	(#)	(#)	($)
James J. Landy	60	31	1,692,000
Stephen R. Brown	60	15	1,188,000
Michael P. Maloney	60	15	880,000
Vincent T. Palaia	62	20	1,622,000
Frank J. Skuthan	60	8	0

[1]	The amount shown represents the present value of benefits paid monthly for 15 years as determined under the SERP resulting from an assumed change in control as of December 31, 2008.
     Upon a change in control in which the Company is not the surviving entity, all unexercised options under the 2002 Plan would be canceled as of the effective date of the reorganization; provided, however, that the Compensation Committee shall give to an optionee, or the holder of the option(s) granted under the 2002 Plan, at least 15 days’ written notice of the reorganization and during the period beginning when the optionee, or the holder of the option(s), shall have the right to exercise the unexercised option(s) under the 2002 Plan without regard to employment or directorship tenure requirements or installment exercise limitations, if any.
Termination of Employment Due to Death or Disability
     The Senior Executives (or their designated beneficiaries), who are participants in the SERP, are entitled to certain benefits upon death or disability (as defined in the SERP). These benefits entitle the Senior Executive or their designated beneficiary to the same retirement benefits to which the participant would be entitled at the normal retirement date.
Compensation Committee Report
     The Compensation and Organization Committee (“Committee”) of the Board of Directors has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by the SEC rules to be included in this Proxy Statement. Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis beginning on page 11 be included in this Proxy Statement.
Cecile D. Singer, Chairperson
Stephen R. Brown
William E. Griffin
Gregory F. Holcombe
Adam W. Ifshin (June 9, 2008)
James J. Landy
Angelo R. Martinelli
Craig S. Thompson
Compensation Committee Interlocks and Insider Participation
     During 2008, Ms. Singer and Messrs. Griffin, Holcombe, Ifshin, Martinelli and Thompson, each of whom are non-employee directors, and Messrs. Landy and Brown as employee directors, served as members of the Compensation and Organization Committee. Messrs. Griffin, Ifshin, Martinelli and Thompson are shareholders and officers of firms that have performed services for the Company. Messrs. Brown, Holcombe, Landy and Thompson sold shares of the Company’s common stock owned by them to the Company, and HVB has made loans to Ms. Singer and Messrs. Griffin, Brown, Holcombe, Ifshin, Landy, Martinelli and Thompson. See “Certain Relationships and Related Transactions,” which begins on page 32. Members of the Committee who are employees do not participate in deliberations concerning their own compensation. No executive officer of the Company has served as a director or a member of a compensation committee of another company of which any member of the Committee is an executive officer.

DIRECTOR COMPENSATION
     The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company, the business which they refer, as well as the skill-level required by the Company of members of the Board. Employee directors Messrs. Landy, Brown and Maloney do not receive Directors fees. The Chairman recommends to the Board, for their approval, the compensation of each member of the Board. The Compensation Committee determines the compensation of the Chairman of the Board.
Cash Compensation Paid to Board Members
     Members of the Board who are not employees of the Company are entitled to receive an annual cash retainer of $51,000 for Board membership. The Chairman of the Board receives an additional Chairman’s Fee of $67,500as well as a Company provided car and club memberships. The Audit Committee Chairman receives an additional retainer of $11,000. Directors who are members of the Loan Committee of HVB receive an additional retainer of $9,000. Directors who are members of the Boards of either NYNB or A. R. Schmeidler & Co., Inc. receive attendance fees of $750 for each meeting attended, in addition to their Company Board retainer fee. These retainer fees were approved by the Board and made effective January 1, 2008. Non-employee directors may elect to receive up to 50% of their retainer fees in the Company’s common stock. The Company permits directors to defer all or any portion of their retainer fees.
     For 2009, the Board of Directors has changed the structure of compensation paid to non-employee members of the Board. The annual cash retainer and additional retainer for directors who chair certain Committees will be reduced compared to 2008, and attendance based fees will be added to the compensation structure. The Board believes this approach will directly align the director’s fees with the time and effort contributed to the Company by each individual director. Further, the Board anticipates that total directors fees will be reduced by approximately 10% compared to fees that would have been paid under the prior compensation structure.
Stock Option Program
     Non-employee options are granted at the fair market price of the stock on the date of grant. Options received by non-employee directors vest immediately upon the option grant. Option awards take into consideration the Boards and Committees on which each member of the Company’s Board serves and their contribution to the business.
     No grants were made to non-employee directors in 2008 based upon the Company’s financial results.
Directors’ Retirement Plan
     Directors who are not full-time employees of the Company or its subsidiaries participate in the Directors’ Retirement Plan. This plan is designed to benefit all non-employee directors who serve two or more years as a director. Benefits are paid upon a director’s retirement or resignation. The amount to be paid shall be the highest Basic Fee (as defined) paid to the director in any one of the three prior years to the Directors retirement. Benefits are payable for a period of up to 10 years after resignation or retirement, depending on the number of years of service as a director. Benefits under the plan are not funded. The following vesting schedule determines the annual benefit to directors:

Percentage of Director’s Fees
Number of Years as a Director	Payable at Retirement Age
Less than 2 years	0%
2 years but less than 3	5.0%
3 years but less than 4	10.0%
4 years but less than 5	17.5%
5 years but less than 6	25.0%
6 years but less than 7	32.5%
7 years but less than 8	40.0%
8 years but less than 9	47.5%
9 years but less than 10	55.0%
10 years but less than 11	62.5%
11 years but less than 12	70.0%
12 years but less than 13	77.5%
13 years but less than 14	85.0%
14 years but less than 15	92.5%
15 years or more	100%
     Effective December 31, 2008, the Board of Directors suspended the Director’s Retirement Plan. Benefits under the Plan were determined as though the non-employee director had retired or resigned from the Board of Directors at December 31, 2008. Based upon this change to the Plan, annual benefits to each of the non-employee directors upon their retirement or resignation from the Board of Directors under the Directors’ Retirement Plan are: $145,000 to Mr. Griffin, $57,000 to Mr. Coogan, $39,000 to Mr. Holcombe, $77,000 to Mr. Martinelli, $18,000 to Mr. Mulrow, $55,000 to Mr. Pratt, $65,000 to Ms. Singer and $74,000 to Mr. Thompson. Ms. Foster and Mr. Ifshin had less that 2 years service as directors at December 31, 2008, and therefore are not entitled to receive annual benefits.
Other
     We support and encourage our Chairman of the Board to hold a membership in local country clubs for which we partially pay dues and other business related expenses. We find that club membership is an effective means of obtaining business as it allows our Chairman to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities be paid directly by the Chairman. Because the club memberships are used at our expense only for business entertainment, we do not include them as All Other Compensation in the Director Compensation Table on page 31.
     Mr. Pratt serves as a consultant to HVB on matters relating to new business and business retention. The consulting contract calls for Mr. Pratt to make between 30 and 40 calls per month to HVB’s high income producing customers or to customers who have the potential to attain this status. For consulting services rendered in 2008, Mr. Pratt received a consulting fee of $75,000. In connection with these consulting services we also provide Mr. Pratt with an automobile.

Fiscal 2008 Director Compensation Table
The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee directors during the fiscal year ended December 31, 2008. Messrs. Landy, Brown and Maloney received no separate compensation for their service as directors and are not included in this table. The compensation received by these individuals as executives of the Company is shown in the Summary Compensation Table on page 23.

				Change in6
				Pension Value
	Fees			and
	Earned			Nonqualified
	or Paid	Option[1]		Deferred	All Other
	In Cash	Awards		Compensation	Compensation	Total
Name	($)	($)		Earnings	($)	($)
William E. Griffin	134,650	0	[2]	0	10,075 [7]	144,725
James M. Coogan	51,000	0	[2]	0	—	51,000
Mary-Jane Foster	5,250	0	[2]	0	—	5,250
Gregory F. Holcombe	60,000	0	[3]	0	—	60,000
Adam W. Ifshin	8,250	417	[2,4]	0	—	8,250
Angelo R. Martinelli	73,500	0	[5]	0	—	73,500
William J. Mulrow	64,250	0	[2]	0	—	64,250
John A. Pratt Jr.	61,500	0	[2]	0	—	61,500
Cecile D. Singer	60,000	0	[2]	0	—	60,000
Craig S. Thompson	60,000	0	[2]	0	—	60,000

[1]	Amounts shown reflect the compensation cost recognized in fiscal 2008 for financial statement reporting purposes for options granted in 2008, as determined in accordance with SFAS 123(R) (excluding the impact of estimated forfeitures related to service-based vesting conditions). The assumptions used in calculating the compensation cost of options may be found in Note 11 of the Notes to the Consolidated Financial Statements in the Company’s 2008 Annual Report on Form 10-K. Because option awards made to non-employee directors are exercisable immediately upon grant, the full grant date fair value, computed in accordance with SFAS 123(R), of each option award granted in fiscal 2008 is also reflected in this column. The actual grant made to each director in fiscal 2008 is described in the “Director Compensation” narrative above, under the heading “Stock Option Program.”

[2]	This director did not have any exercisable or unexercisable options outstanding at December 31, 2008.

[3]	Mr. Holcombe had 11,446 options outstanding at December 31, 2008, all of which were exercisable.

[4]	Amount shown represents options awarded to Mr. Ifshin in his role as a Business Development Board member prior to his appointment to the Board of Directors.

[5]	Mr. Martinelli had 11,446 options outstanding at December 31, 2008, all of which were exercisable.

[6]	Effective December 31, 2008, the Board of Directors suspended the Directors Retirement Plan. This suspension resulted in a reduction of the projected accumulated pension value.

[7]	Other Compensation for Mr. Griffin includes: $10,075 for personal use of a Company provided automobile.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons beneficially owning more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC, and to furnish to the Company copies of such reports. Based solely on the review of copies of the forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its officers, directors and 10% stockholders were timely.

TRANSACTIONS WITH RELATED PERSONS
Loans to Officers, Directors and 5% Shareholders
     The Banks make loans to the Company’s executive officers, directors and 5% Shareholders, and immediate family members or businesses with which they are associated, in the ordinary course of business. Such loans are made on the same terms and conditions, including interest rate and collateral, as those prevailing at the same time for comparable transactions with other persons not related to the lender. None of the loans involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount outstanding for all such loans was $28,243,340 in 2008. (This aggregate amount reflects the full amount outstanding, portions of which are participated to other banks).
Stock Restriction Agreements
     The Company has required all employees, directors and others who acquire shares of common stock from the Company to enter into Stock Restriction Agreements that give the Company a right of first refusal on any shares of common stock that the shareholder wishes to transfer. Gifts to family members, as provided in certain agreements, are not subject to the Company’s right of first refusal, but the donee must enter into a Stock Restriction Agreement with the Company. Pursuant to the Stock Restriction Agreements, the Company may, but is not required to, purchase all of the shares offered upon the same terms and conditions as that offered by the prospective purchaser. The table below sets forth the aggregate number of shares and aggregate purchase price for shares purchased by the Company from executive officers, directors and beneficial owners of five percent or more of the common stock (considered together with members of their immediate family) pursuant to Stock Restriction Agreements in 2008. The table excludes data for each executive officer, director and beneficial owner whose sales to the Company aggregated less than $120,000 per annum in 2008.

Stock Purchases by the Company
(shares/dollar amount)
Stephen R. Brown	54,923/$2,838,393
Gregory F. Holcombe	9,981/$517,882
James J. Landy	24,979/$1,198,992
Michael P. Maloney	2,216/$116,894
John A. Pratt	48,914/$2,399,320
Craig S. Thompson	45,196/$2,372,319
Certain Other Related Party Transactions
     Messrs. Griffin and Coogan are shareholders of the law firm of Griffin, Coogan Blose & Sulzer, P.C. (formerly Griffin, Coogan & Veneruso, P.C), which serves as the Company’s general counsel. Griffin, Coogan, Blose & Sulzer, P.C. received fees approximating $1,321,000 in 2008 for legal services performed on behalf of the Company and its subsidiaries. Of this amount $295,603 was paid directly by the Company.
     Mr. Thompson is the President and principal shareholder of Thompson Pension Employee Plans, Inc., which has written life insurance policies supporting the Company’s obligations under the supplemental retirement plans for executive officers. The total annual premiums approximated $366,200 in 2008.
     Mr. Martinelli is the Chairman of the Board and principal shareholder of the Gazette Press, Inc., which received fees approximating $248,920 in 2008 in exchange for printing services provided to the Company and its subsidiaries.
     Mr. Ifshin is President and CEO of DLC Management Corp. which received rent payments approximating $101,870 for the rental of office space by subsidiaries of the Company.
     Mr. Pratt received $75,000 in consulting fees and $5,125 for personal use of a Company provided automobile in connection with certain business development activities performed for the benefit of the Company.

     Policies Regarding Transactions with Related Persons
     The Board of Directors has established and annually approves a written policy governing transactions with related persons. The Company, in the normal course of business, retains the services of various product and service providers. It is our policy to purchase appropriate and necessary products and services at competitive prices and with service quality appropriate to meet our needs. We desire to do business, whenever possible, with those individuals and businesses that are customers of ours, including related persons provided that such business transactions are concluded on an arms’ length basis and comply with applicable law regarding such transactions.
     In selecting a service or product supplier, the Company considers various criteria, including:
•	whether the provider is a customer of the Company,

•	whether the provider has previously supplied the Company with goods or services,

•	the provider’s knowledge of the Company and our needs specific to the product or service to be rendered,

•	the provider’s qualifications, reputation and capability, and

•	the total cost of the product or service to be provided.
     The Company expects that products or services provided by related persons will be of at least the same quality and competitively priced with those available from non-related persons, including consideration of the items listed above. The Company takes reasonable and appropriate steps to evaluate the pricing, quality and capability of the related person product or service provider.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth the “beneficial ownership” (as that term is defined in the rules of the SEC) of the common stock as of March 23, 2009, by (a) each Named Executive Officer and member of the Board of Directors, (b) each person known to be a beneficial owner of more than five percent of the common stock and (c) all executive officers and members of the Board of Directors as a group. Persons who hold options that are exercisable within 60 days of March 23, 2009 are deemed to own, beneficially, the shares of common stock that may be acquired on the exercise of such options. Such shares are deemed outstanding for purposes of computing the number of shares owned by the person holding the option, but not for any other purpose.

	Number of Shares
	of Common Stock		Percent of Outstanding
Name	Beneficially Owned		Shares of Common Stock
Marie A. Holcombe[1]	1,828,881	(1)	17.2%
James J. Veneruso	1,820,436	(2)	17.2
Nexgen Holdings LLC[3]	1,788,804		16.9
William E. Griffin	381,544	(4)	3.6
Stephen R. Brown	81,382	(5)	*
James M. Coogan	272,096	(6)	2.6
Mary-Jane Foster	21		*
Gregory F. Holcombe[7]	1,828,881	(7)	17.2
Adam W. Ifshin	10,599		*
James J. Landy	189,269	(8)	1.8
Michael P. Maloney	50,458	(9)	*
Angelo R. Martinelli	272,093	(10)	2.6
William J. Mulrow	44,154	(11)	*
John A. Pratt Jr	129,833	(12)	1.2
Cecile D. Singer	108,177	(13)	1.0
Craig S. Thompson	220,253	(14)	2.1
Vincent T. Palaia	143,683	(15)	1.4
Frank J. Skuthan	29,740	(16)	*
All directors and executive officers as a group (18 persons)	3,777,767	(17)	35.1%

*	Less than 1% of the outstanding shares of common stock.

[1]	Mrs. Holcombe is the wife of Gregory F. Holcombe. The shares beneficially owned by Marie A. Holcombe and her husband, Gregory F. Holcombe, include 9,339 shares owned by BMW Machinery Co., Inc. (of which Mrs. Holcombe is the principal shareholder) 1,788,804 shares held by Nexgen Holdings LLC, (for which James J. Veneruso and Marie A. Holcombe are co-managers), 9,338 shares held in trusts for the benefit of the children of Gregory F. and Marie A. Holcombe (for which Mr. Holcombe serves as trustee), and 5,661 shares held by the Heidi Foundation Inc. (of which Mr. and Mrs. Holcombe are directors). The table also includes 11,446 shares which may be acquired Mr. Holcombe upon the exercise of options; and 22,752 of these shares are pledged as collateral.

[2]	Includes 1,788,804 shares held by Nexgen Holdings LLC for which James J. Veneruso and Marie A. Holcombe are co-managers.

[3]	Nexgen Holdings LLC for which Marie A. Holcombe and James J. Veneruso are co-managers.

[4]	Includes no shares pledged as collateral.

[5]	Includes 7,053 shares which may be acquired upon the exercise of options; and 22,049 shares pledged as collateral.

[6]	Includes 17,645 shares held by the William E. Griffin Irrevocable Trusts for which Mr. Coogan is the trustee.

[7]	For information concerning Mr. Holcombe’s beneficial ownership, see footnote 1 above.

[8]	Includes 3,875 shares held by his son, as to which Mr. Landy disclaims beneficial ownership and 16,964 shares which may be acquired upon the exercise of options; and 55,000 shares pledged as collateral.

[9]	Includes 7,608 shares which may be acquired upon the exercise of options, and 38,955 shares pledged as collateral.

[10]	Includes 11,446 shares which may be acquired upon the exercise of options. 114,637 shares are pledged as collateral.

[11]	Includes 37,065 shares pledged as collateral.

[12]	Includes. 24,942 shares are pledged as collateral.

[13]	Includes 51,354 shares pledged as collateral.

[14]	Includes 41,597 shares for which Mr. Thompson has Power of Attorney to act on behalf of his mother, and 106,975 shares pledged as collateral.

[15]	Includes 46,591 shares which may be acquired upon the exercise of options, and 12,993 shares are pledged as collateral.

[16]	Includes 29,740 shares which may be acquired upon the exercise of options.

[17]	Includes 156,934 shares which may be acquired upon the exercise of options.
OTHER MATTERS
     The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.
     Shareholders are urged to sign the enclosed proxy and return it in the enclosed envelope. The proxy is solicited on behalf of the Board of Directors.

By Order of the Board of Directors James M. Coogan Secretary
Yonkers, New York
April •, 2009
A copy of the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2008 filed with the Securities and Exchange Commission has been furnished to shareholders with this Proxy Statement and forms part of the Annual Meeting of Shareholders meeting material. Additional copies are available upon written request addressed to Wendy Croker, First Vice President, Shareholder Relations, Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, New York 10707. The Company’s Annual Report on Form 10-K (without exhibits) is also available on HVB’s website at www.hudsonvalleybank.com.

Appendix A
PROPOSED AMENDMENT TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF HUDSON VALLEY HOLDING CORP.
Paragraph 5 of the Amended and Restated Certificate of Incorporation of Hudson Valley Holding Corp. currently reads:
“5. The aggregate number of shares which the corporation shall have authority to issue is 25,000,000 shares, at $0.20 par value.”
Paragraph 5 is proposed to be amended and restated in its entirety as follows:
“5. (A) The aggregate number of shares which the corporation shall have authority to issue is 40,000,000 shares, consisting of 25,000,000 shares of common stock, par value $0.20 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share.
(B) The Board of Directors is authorized, at any time or from time to time, to issue preferred stock in series, and by filing a certificate pursuant to the Business Corporation Law, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
(i) the designation for any such series by number, letter, or title that shall distinguish such series from any other series of preferred stock;
(ii) the number of shares in any such series (including a determination that such series shall consist of a single share);
(iii) whether the holders thereof shall be entitled to cumulative, noncumulative, or partially cumulative dividends and, with respect to shares entitled to dividends, the dividend rate or rates, including without limitation the methods and procedures for determining such rate or rates, and any other terms and conditions relating to such dividends;
(iv) whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the liquidation of, or upon any distribution of the assets of, the corporation;
(v) whether, and if so upon what terms and conditions, such shares shall be convertible into, or exchangeable for, other securities or property;
(vi) whether, and if so upon what terms and conditions, such shares shall be redeemable;
(vii) whether the shares shall be subject to any sinking fund provided for the purchase or redemption of such shares and, if so, the terms of such fund;
(viii) whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof; and
(ix) whether the holders thereof shall be entitled to other preferences or rights and, if so, the qualifications, limitations, or restrictions of such preferences or rights.

HUDSON VALLEY HOLDING CORP.
This proxy is being solicited on behalf of the Board of Directors
The undersigned shareholder hereby appoints Angelo R. Martinelli, Cecile D. Singer and Craig S. Thompson or any one of them with full power to act alone as proxy, with full power of substitution and revocation, to vote on behalf of the undersigned all shares of common stock of Hudson Valley Holding Corp. which the undersigned is entitled to vote at the annual meeting of shareholders to be held on May 28, 2009, or any adjournments thereof.

1	ELECTION OF DIRECTORS FOR all nominees listed below (except as marked to the contrary as described below)

(William E. Griffin, James J. Landy, Stephen R. Brown, James M. Coogan, Mary - Jane Foster, Gregory F. Holcombe, Adam W. Ifshin, Michael P. Maloney; Angelo R. Martinelli, William J. Mulrow, John A. Pratt Jr., Cecile D. Singer, Craig S. Thompson)
(INSTRUCTION: to withhold authority to vote for any individual nominee only, mark “For All Except” and cross out the nominee’s name above)
2	TO consider and vote upon the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to authorize the issuance of up to 15,000,000 shares of preferred stock
3	TO ratify the appointment of Crowe Horwath LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009

WITHHOLD
	AUTHORITY	FOR
	FOR ALL	ALL
FOR	NOMINEES	EXCEPT
☐	☐	☐

FOR	WITHHOLD	ABSTAIN
☐	☐	☐

FOR	WITHHOLD	ABSTAIN
☐	☐	☐

     In the proxy’s sole discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS

Dated:	, 2009

Signature

Additional Signature (if held jointly)
(Please sign exactly as ownership appears on this proxy. Where stock is held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.)

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE